                                                                   EXHIBIT 10.12

                          TRADEMARK LICENSE AGREEMENT
                          ---------------------------

     THIS TRADEMARK LICENSE AGREEMENT (hereinafter this "Agreement") is entered into as of the 16/th/ day of September, 1999 by and between DAIWA SEIKO, INC., a Japanese corporation with offices at 14-16, Maesawa 3-chome, Higashikurume City, Tokyo, Japan ("Daiwa") and Carbite Inc., a United States company organized and existing under the laws of the State of California and having its principal office at 6330 Nancy Ridge Dr., Suite 107, San Diego, CA 92121, U.S.A. ("Carbite").

WHEREAS:

     (1) Pursuant to an exclusive distribution agreement between Daiwa and Carbite dated as of the 16/th/ day of September, 1999 (the "Distribution Agreement"), Carbite is acting as the exclusive distributor in the Territory (as defined therein) of the Daiwa Original Products (as defined therein);

     (2) In addition to acting as such distributor in the Territory of the Daiwa Original Products, Carbite wishes to assemble or have assembled or otherwise procure golf clubs and certain other products bearing the trademarks of Daiwa for distribution within the Territory;

     (3) For such purpose, Daiwa is willing to grant a license to Carbite for the rights to use the Trademarks (as defined below) on the Licensed Products (as defined below) and Carbite so wishes to license the rights to use the Trademarks;

     (4) Daiwa and Carbite wish to enter into a written agreement setting out the terms and conditions under which Carbite shall act as such licensee of the Trademarks in the Territory.

NOW IT IS HEREBY AGREED as follows:

1.   Definitions

     All capitalized terms herein shall have the same meaning as in the Distribution Agreement, except that the following terms shall have the following meanings in this Agreement:

     (a) The "Licensed Products" shall mean any or all golf clubs, golf bags, golf gloves, golf wear and accessories

          (i) bearing any of the Trademarks and assembled by or for Carbite using any parts and/or components ("Daiwa Original Parts") purchased from Daiwa; or

          (ii) bearing any of the Trademarks and manufactured by or for Carbite by Qualified Manufacturers (as defined in the Distribution Agreement) for distribution within the Territory.

     (b) The "Trademarks" shall mean those trademarks of Daiwa as are listed in Exhibit A attached hereto.


2.   License for Use of Trademarks

     (a) Daiwa hereby grants to Carbite an exclusive license to use the Trademarks in the Territory for the purposes of distribution, assembly and/or manufacture of the Licensed Products, and outside the Territory for the sole purpose of having the Licensed Products assembled and/or manufactured by Qualified Manufacturers for distribution by Carbite in the Territory. Carbite may not use the Trademarks except as specifically provided in this Agreement.

     (b) Carbite shall not distribute or have distributed outside the Territory the Licensed

Products or any products identical or confusingly similar in design and/or appearance to the Licensed Products. In accordance with Article 2 (b) of the Distribution Agreement, Carbite shall ensure that its distributors and manufacturers/suppliers shall comply with this restriction during the term of this Agreement.

     (c) Carbite shall not use in any way, in connection with the sale of the Licensed Products, any trademarks or tradenames other than the Trademarks or those approved in advance by Daiwa; Carbite shall not put such trademarks or tradenames on the Licensed Products.

     (d) Carbite may also use the Trademarks in connection not only with the distribution of the Licensed Products but with the advertising, merchandising and promotion of the Licensed Products.


3.   Manufacture/Assembly of Licensed Products

     (a) The parties hereby agree that Carbite may assemble or manufacture or have Qualified Manufacturers assemble or manufacture the Licensed Products for distribution within the Territory. Provided, however, that nothing herein shall grant to Carbite the right to sub-license or otherwise transfer the rights hereunder; provided further that Carbite makes best efforts to ensure that any Licensed Products assembled or manufactured by it or by Qualified Manufacturers do not in any way infringe the intellectual property rights of a third party; and provided further that samples of any Licensed Products manufactured or assembled by Carbite or by Qualified Manufacturers chosen by Carbite be submitted to Daiwa prior to their distribution for approval, which shall not be unreasonably withheld by Daiwa.

     (b) Carbite shall permit Daiwa and its subsidiaries and affiliates to purchase any Licensed Products manufactured or assembled by Carbite or by Qualified Manufacturers on terms mutually acceptable to Daiwa and Carbite for distribution outside the Territory by Daiwa and/or by its subsidiaries and affiliates.

4.   Royalty Payments

     (a) In consideration for the license granted herein, Carbite shall pay Daiwa a minimum royalty fee each Contract Year (the "Minimum Royalty"), as follows:

     Contract Year              Minimum Royalty
     -------------              ---------------

     September 16, 1999-
     September 15, 2000            US $  75,000

     September 16, 2000-
     September 15, 2001            US $ 225,000

     September 16, 2001-
     September 15, 2002            US $ 250,000

     September 16, 2002-
     September 15, 2003            US $ 375,000

     September 16, 2003-
     September 15, 2004            US $ 450,000

     (b) In calculating the above Minimum Royalty, the following rules shall apply:

          (i)  For Licensed Products which are

               (a) manufactured or assembled with Daiwa Original Parts, Distributor shall receive a credit of 6% of the FOB price towards the Minimum Royalty for the relevant Contract Year; or

               (b) other than those described in (a) above, Carbite shall pay Daiwa six percent (6%) of the FOB price of such Licensed Products.

               The royalty for Daiwa golf clubs, consisting of head, shaft and grip, shall be calculated based upon the accumulated total of FOB or invoiced prices of those 3 major parts, not including labor charges and other charges.

          (ii) Distributor shall also receive a credit of 6% of the FOB price of Daiwa Original Products which Distributor may purchase under the Distribution Agreement towards the Minimum Royalty for the relevant contract year.

     (c) Amounts in excess of those stated in (a) above may not be carried forward and credited against the Minimum Royalty for the succeeding Contract Year. Products are considered purchased when invoiced by Daiwa or other Qualified Manufacturers.

     (d) Within six (6) months of the end of the term of this Agreement or any extension thereof, Daiwa and Carbite shall discuss and negotiate the Minimum Royalty for the following term.

     (e)  Royalty payments shall be made as follows:

          (i) Royalty payments and the corresponding liability shall be calculated and accrue quarterly. Carbite shall send its quarterly statement of the royalty due to Daiwa by the fifteenth (15/th/ ) day of the following month, in the case of purchase from parties other than Daiwa, together with evidence of the invoiced prices to establish the relevant royalty amount due. In the event that the quarterly royalty amount due based upon purchases does not exceed one quarter (1/4) of the minimum royalty for the applicable year, then the royalty payment due shall be one quarter (1/4) of the minimum royalty of the applicable year.

          (ii) Royalty payments to be made by Carbite to Daiwa shall be made quarterly, within thirty (30) days of the end of the relevant quarter.

          (iii) Carbite will deposit in immediately available funds the royalty payments due for each period designated in the preceding paragraph to an account with a bank in Tokyo as designated by Daiwa.

          (iv) Each remittance shall be in United States dollars. When currency conversion is necessary for determining amounts payable in Japanese Yen, the rate of \105.00 = US$1 shall be applied. Should the TTB official exchange rate as announced in New York, New York, U.S.A. fall below \85.00 = US$1 or rise above \125.00 = US$1 for two (2) consecutive months, the parties shall re-negotiate the Minimum Royalty amounts.

          (v) Daiwa shall have the right to request that a certified public accountant in California, U.S.A. agreeable to both parties inspect Carbite's books and records relating to the Licensed Products to ascertain the correctness of the royalty payments.

          (vi) Daiwa will bear the income tax (if any) which is levied on the royalty payments in California, U.S.A. according to applicable federal and/or state tax law and the tax treaty between the U.S.A. and Japan. In case Carbite pays the income tax for the account of Daiwa, Carbite shall deduct the same amount from the royalty payment at the time of remittance. Carbite shall send the tax receipt to Daiwa immediately after the tax payment as proof of payment.

5.   Other Obligations of Carbite

     (a) Should Carbite place any orders with Qualified Manufacturers for Licensed Products, Carbite shall send a copy of such order to Daiwa plus a copy of the relevant shipping documents, including bills of lading, once received by Carbite.

     (b) Carbite shall provide at its expense sufficient facilities in the Territory for after-sales services of the Licensed Products to satisfy reasonable requirements for such services by the retail purchasers in the Territory. For such purposes, for the term of this Agreement and for three (3) years following the termination hereof, Carbite shall maintain such stock of spare parts as are necessary to keep the Licensed Products in serviceable condition, deal with customer complaints and honor warranties to purchasers of the Licensed Products.

     (c) Carbite will conduct its business in accordance with the highest business standards and shall not perform any act which will or may reflect adversely upon the "Daiwa" name, the Trademarks or Daiwa's business integrity or goodwill.


6.   Intellectual Property Rights; Indemnity

     (a) Both parties agree that should any claim, demand or suit be made or filed against Carbite by a third party regarding the Licensed Products (including, but not limited to, claims pertaining to patent, trademark and other intellectual property rights), Carbite shall be fully responsible for the defense of any such claim and shall bear all costs and expenses related thereto. Notwithstanding the foregoing however, with respect to any claims, demands or suits where the products contain Daiwa Original Parts, Carbite shall not make any admission of liability and shall give Daiwa immediate notice of any claim, provided that if Daiwa so elects, Daiwa may co-operate in the defense of such claim. In the case of any claim, demand or suit where the products in question are Licensed Products using Daiwa Original Parts and pertain exclusively to Daiwa Original Parts, the provisions of Article 8(e) of the Distribution Agreement with respect to the handling of claims shall apply. In the event that the distribution of the Licensed Products is adjudged to infringe a patent of a third party, Daiwa may terminate this Agreement forthwith.

     (b) Carbite shall indemnify Daiwa during and after the term of this Agreement against all claims, liabilities (including settlements entered into in good faith) and expenses (including reasonable attorneys' fees) arising out of Carbite's activities hereunder or out of any defect (whether obvious or hidden) in a Licensed Product or arising from personal injury or any infringement of any rights (including, but not limited to, patent, trademark and other intellectual property rights) of Daiwa or of any other person by the manufacture, sale, possession or use of the Licensed Products or by the Carbite's failure to comply with applicable laws; provided that such claim shall not apply to Licensed Products using Daiwa Original Parts if any such cause of indemnity pertains exclusively to Daiwa Original Parts. The parties indemnified hereunder shall include Daiwa, its subsidiaries (both direct and indirect) and its affiliates and its and their officers, directors, employees and agents. The indemnity shall not apply to any claim or liability relating to any infringement of the copyright of a third party caused by Carbite's utilization of the Licensed Products and the Trademarks in accordance with the provisions hereof.

     (c) No warranty or indemnity is given by Daiwa with respect to any liability or expense arising from any claim that sale of the Licensed Products or use of the Trademarks on or in connection with the Licensed Products hereunder or that any packaging, advertising or promotional material infringes any trademark right of any third party or otherwise constitutes unfair competition by reason of any prior rights acquired by such third party other than rights acquired from Daiwa. It is expressly agreed that it is Carbite's responsibility to carry out such investigations as it may deem appropriate to establish that the Licensed Products, packaging, promotional and advertising material which are manufactured or created hereunder, including any use made of the Licensed Products and the Trademarks therewith, do not infringe such rights of any third party, and Daiwa shall not be liable to Carbite if such infringement occurs.

7.   Term and Termination

     (a) This Agreement shall be effective for five (5) years from the date first above written until August 31, 2004. Distributor shall be given an option to extend for an additional 5-year term if Distributor has met all the obligations and the conditions of the Exclusive Distribution Agreement and the Trademark License Agreement. Distributor must execute such option four (4) months prior to the end of the initial period unless previously terminated in accordance with the terms hereof. The Minimum Royalty for each extended Contract Year must be reviewed and mutually agreed upon 6 months before the termination of the first contract period, but in no event may the Minimum Royalty be increased more than 20% over that applicable to the previous year as a baseline for the contract extension. If no agreement is reached 6 months prior to the end of the initial period, then this Agreement will be terminated on August 31, 2004. If and when the term of this Agreement is extended beyond such date, this Agreement shall thereafter be extended automatically from year to year unless notice of intention to terminate in accordance with this Agreement is given by either party to the other not less than 6 months prior to the end of the initial extended period or any other extension thereof, or unless previously terminated in accordance with the terms hereof. Provided, however, that in the absence of an agreement by the parties otherwise, the minimum royalty applicable to such extended Contract Year shall be that applicable to the last year of the preceding term of this Agreement.

     (b) This Agreement shall automatically terminate immediately in the event of the

          (i)   insolvency or bankruptcy of either party;
          (ii)  termination of the Distribution Agreement;
          (iii) withdrawal of Carbite from the business of manufacturing, selling or distributing Daiwa Products;
          (iv)  laying of criminal charges against either party;
          (v) transfer of control of Carbite to a direct golf and/or Fishing Tackle competitor of Daiwa without the prior approval of Daiwa; or

          (vi) if any of the Licensed Products are adjudged definitively to infringe the patent rights of a third party.

     (c) If Carbite shall fail to make the Minimum Royalty payments for two (2) consecutive quarters, Daiwa may in its sole discretion terminate this Agreement forthwith by giving a written notice to Carbite within three (3) months after the end of such consecutive quarters.

     (d) Unless otherwise provided herein, if at any time either party fails to comply with any of its obligations under this Agreement, and if such defaulting party has not remedied such default within thirty (30) days after the date of the receipt by such party from the other party of notice of default giving reasonable particulars of the alleged default, then the party not in default may terminate this Agreement by notice to that effect at any time after the aforesaid period of thirty (30) days.

     (e) Neither party shall be released from any debts or liabilities which have accrued under this Agreement or the Distribution Agreement at the time of the termination and which are outstanding.

8.   Governing Law and Arbitration

     This Agreement shall be governed by the laws of Japan. Any dispute, if it cannot be amicably settled by consultation and negotiation, shall be settled by arbitration. Unless the parties otherwise agree in writing, in the event that Distributor is the claimant, arbitration shall take place in Tokyo, Japan, under the rules of the Japan Commercial Arbitration Association. In the event that Daiwa is the claimant, arbitration shall take place in San Diego, California, under the rules of the American Arbitration Association. The language of arbitration shall be English. The outcome of such arbitration shall be final and without any right of appeal.

9.   Notices

     All notices, requests and other communications hereunder shall be in the English language in writing, and shall be deemed to have been duly given if delivered by hand with proof of receipt at the time of receipt; if communicated by facsimile, cable or similar electronic means to the facsimile number or cable identification number as previously provided by each party to the other, at the time that receipt thereof has been confirmed by return electronic communication or signal that the message has been clearly received; or if mailed, ten (10) days after dispatched by registered airmail, postage prepaid, from any post office in Japan or the United States of America, as the case may be, addressed as follows:


          If to Daiwa:    14-16, Maesawa 3-chome
                          Higashikurume City
                          Tokyo, Japan
                          Attention: Mr. Toshikuni Dekura

          If to Carbite:  6330 Nancy Ridge Dr., Suite 107
                          San Diego, CA 92121
                          U.S.A.
                          Attention: Mr. John Pierandozzi

          Either party may change its facsimile number, cable identification number or address by a notice given to the other party in the manner set forth above.


10.  Warranties of the Parties

     Each party warrants to the other that it has the full right and power to enter into this Agreement and that the performance of this Agreement will not violate any rule, regulation, law or other governmental restriction to which it is bound and will not violate any agreement between that party and any third party.


11.  No Waiver

     No waiver of any right or remedy in respect of any occurrence or event on any one occasion will be deemed a waiver of such right or remedy in respect of such occurrence or event on any subsequent occasion.


12.  Force Majeure

     If either party is prevented from or delayed in performing any obligation of this Agreement as a result of circumstances beyond its control, including but not limited to Acts or God, governmental order or restriction, war, war-like conditions, hostilities, sanctions, mobilizations, blockage, embargo, detention, revolution, riot, strike, lockout, epidemic, fire or flood, such obligation shall be suspended for so long and to such an extent as may be justified in the circumstances and thereafter such obligation shall be performed pursuant to the terms of this Agreement.


13.  Language and Counterparts

     This Agreement may be executed in multiple counterparts in the English language, and each counterpart shall be deemed an original of this Agreement.

14.  Entire Agreement

     This Agreement constitutes the entire agreement between the parties hereto and supersedes all previous agreements and negotiations, commitments, communications and contracts in respect thereof. This Agreement may be amended only in writing signed by the parties hereto.


15.  Headings

     The headings of articles used in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of the respective articles of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above, and this Agreement shall be deemed dated as of such date.


                                        DAIWA SEIKO, INC.

                                        By: __________________________________
                                        Its: _________________________________


                                        Carbite Inc.

                                        By: __________________________________
                                        Its: _________________________________